(d) PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

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EXHIBIT 22.1--LIST OF SUBSIDIARIES OF THE REGISTRANT
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1.       Pinnacle Domestic International Sales Corporation, a California Corporation
2.       Pinnacle Systems Ltd., a United Kingdom Incorporated Company
3.       Pinnacle Foreign Sales Corporation, U.S. Virgin Islands Corporation
4.       PS Miro, Inc., a California Corporation
5.       Pinnacle Systems C.V., a limited partnership formed under the laws of the Netherlands
6.       Pinnacle Systems GmbH, a corporation organized under the laws of Germany
7.       Miro Computer Products B.V., a corporation organized under the laws of the Netherlands
8.       Miro Computer Products S.A.R.L., a corporation organized under the laws of France
9.       Bernardo Merger Corporation, a Delaware Corporation
10.      Walsh Merger Corporation, a Delaware Corporation
11.      Truevision, Inc. , a Delaware Corporation
12.      RasterOps GmbH, a corporation organized under the laws of Germany
13.      RasterOps B.V.,  a corporation organized under the laws of the Netherlands
14.      Truevision France SARL, a corporation organized under the laws of France
15.      RasterOps U.K. Limited, a United Kingdom Incorporated Company
16.      RasterOps Foreign Sales Corporation, a Barbados Corporation
17.      Synergy, Inc. a Utah Corporation
18.      Puffin Designs, Inc., a California Corporation
19.      Digital Editing Services, a Delaware Corporation
20.      The Montage Group, Ltd., a New Hampshire Corporation
21.      Avid Sports, Inc., a Delaware Corporation
22.      Propel Ahead, Inc.
23.      PS Miro Holdings, Inc. & Co., KG a  limited partnership organized under the laws of Germany
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